APPENDIX B
CUSTODY AGREEMENT
Updated: March 10, 2016
The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated September 9, 2011, with UMB Bank, n.a. ("Custodian") and Starboard Investment Trust, and agree to be bound by all the terms and conditions contained in said Agreement:
1.	Arin Large Cap Theta Fund	14.	Goodwood SMID Cap Discovery Fund
2.	Cavalier Dividend Income Fund	15.	Matisse Discounted Closed-End Fund Strategy
3.	Cavalier Dynamic Growth Fund	16.	QCI Balanced Fund
4.	Cavalier Fundamental Growth Fund	17.	Roumell Opportunistic Value Fund
5.	Cavalier Global Opportunities Fund	18.	SCS Tactical Allocation Fund
6.	Cavalier Hedged Equity Fund	19.	SF Group Core Plus Fund
7.	Cavalier Hedged High Income Fund	20.	SF Group Corporate Fixed Income Fund
8.	Cavalier Multi Strategist Fund	21.	SF Group High Yield Fund
9.	Cavalier Stable Income Fund	22.	SF Group Multi-Sector Fixed Income Fund
10.	Cavalier Tactical Rotation Fund	23.	SF Group Short Duration Fixed Income Fund
11.	Crescent Large Cap Macro Fund	24.	SF Group Select Growth Equities Fund
12.	Crescent Mid Cap Macro Fund	25.	Sirius S&P Strategic Large-Cap Allocation Fund
13.	Crescent Strategic Income Fund	26.	The Sector Rotation Fund

STARBOARD INVESTMENT TRUST
Attest: /s/ C. Lower	By: /s/ James H. Speed, Jr.
Name: James H. Speed, Jr.
Title: Chairman
Date: March 10, 2016

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UMB BANK, N.A.
Attest: /s/ D. Riddle	By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: April 11, 2016

THE NOTTINGHAM COMPANY Solely In Its Role As Payor Per Section 11
Attest: /s/ C. Lower	By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: Vice President
Date: March 10, 2016

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